As filed with the Securities and Exchange Commission on January 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________________________________________________________

EXACT SCIENCES CORPORATION
(Exact name of registrant as specified in its charter)
_____________________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	02-0478229 (I.R.S. Employer Identification No.)

5505 Endeavor Lane, Madison, Wisconsin (Address of principal executive offices)	53719 (Zip Code)
Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan
(Full title of the plan)
D. Scott Coward
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
(Name and address of agent for service)
(608) 284-5700
(Telephone number, including area code, of agent for service)
_____________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_____________________________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share, issuable in respect of stock options under the Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan	1,393,748	$5.51(2)	$7,679,551.48(2)	$837.84
Common stock, $0.01 par value per share, issuable in respect of restricted stock awards under the Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan	85,953	$134.32(3)	$11,545,206.96(3)	$1,259.58
Common stock, $0.01 par value per share, issuable in respect of restricted stock units under the Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan	156,170	$134.32(3)	$20,976,754.40(3)	$2,288.57
Total registration fee				$4,385.99
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that may become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding stock options granted pursuant to the Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 30, 2020, which was $134.32.

EXPLANATORY NOTE

On January 5, 2021, Exact Sciences Corporation (the “Registrant”) completed the previously announced acquisition contemplated by the Agreement and Plan of Merger dated as of October 26, 2020, by and among the Registrant, Eagle Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“First Merger Sub”), Eagle Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Registrant (“Second Merger Sub”), Thrive Earlier Detection Corp., a Delaware corporation (“Thrive”), and Shareholder Representative Services LLC, solely in its capacity as holders’ representative, as amended on December 23, 2020 and January 4, 2021 (as so amended, the “Merger Agreement”). Pursuant to the Merger Agreement, First Merger Sub merged with and into Thrive (the “First Merger”), with Thrive continuing as the surviving corporation (in such capacity, the “First-Step Surviving Corporation”), and immediately thereafter and as part of the same overall transaction, the First-Step Surviving Corporation merged with and into Second Merger Sub (the “Second Merger,” and together with the First Merger, the “Merger”), with Second Merger Sub continuing as the surviving limited liability company and a wholly-owned subsidiary of the Registrant.
Pursuant to the Merger, each option to purchase common stock of Thrive that was (i) outstanding immediately prior to the effective time of the First Merger (the “Effective Time”), and (ii) held by a person who will be a service provider of the Registrant or an affiliate of the Registrant as of the closing of the Merger (each such person, a “Continuing Service Provider”), was assumed by the Registrant and converted into an option to purchase shares of the Registrant’s Common Stock (each, an “Assumed Option”). Each Assumed Option will continue to have and be subject to substantially the same terms and conditions as were applicable to such option immediately prior to the Effective Time except that the vesting schedule of each Assumed Option will be converted to annual installments and the exercise price and number of the Registrant’s Common Stock subject to such Assumed Option will be adjusted as set forth in the Merger Agreement.
In addition, any portion of a Thrive restricted stock award and any portion of a Thrive restricted stock unit award that was (i) outstanding and unvested as of immediately prior to the Effective Time, and (ii) held by a Continuing Service Provider, was assumed by the Registrant and converted into, respectively, a restricted stock award denominated in shares of the Registrant’s Common Stock (each, an “Assumed RSA”) and a restricted stock unit award denominated in shares of the Registrant’s Common Stock (each, an “Assumed RSU,” and together with the Assumed RSAs and Assumed Options, the “Assumed Equity Awards”). Each Assumed RSA and each Assumed RSU will continue to have and be subject to substantially the same terms and conditions as were applicable to such awards immediately prior to the Effective Time, except that the vesting schedule of such awards will be converted to annual installments, the number of shares of the Registrant’s Common Stock subject to such awards will be adjusted as set forth in the Merger Agreement, and, with respect to an Assumed RSA, the per share repurchase price will be adjusted as set forth in the Merger Agreement.
The Registrant is filing this registration statement for the purpose of registering up to 1,635,871 shares of the Registrant’s Common Stock issuable upon exercise or settlement, as applicable, of the Assumed Equity Awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(1)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020;
(2)The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 6, 2020, July 31, 2020 and October 27, 2020, respectively;
(3)The Registrant’s Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 27, 2020, March 4, 2020, March 6, 2020, April 24, 2020, June 2, 2020, July 24, 2020, September 21, 2020, October 7, 2020, October 27, 2020, October 27, 2020, October 30, 2020, November 27, 2020 and January 5, 2021 (in each case, other than the portions of such documents not deemed to be filed);
(4)the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2020 that are specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;
(5)The Audited Consolidated Balance Sheets of Genomic Health, Inc. as at December 31, 2018 and 2017 and the Audited Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders’ Equity and Cash Flows of Genomic Health, Inc. for the years ended December 31, 2018, 2017 and 2016 (incorporated by reference to Genomic Health, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed by Genomic Health, Inc. with the SEC on February 28, 2019);
(6)The Unaudited Condensed Consolidated Financial Statements of Genomic Health, Inc. as of September 30, 2019 (incorporated by reference to Genomic Health, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed by Genomic Health, Inc. with the SEC on October 30, 2019); and
(7)The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on December 26, 2000, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
None.
Item 6. Indemnification of Directors and Officers
Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the director’s duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides for this limitation of liability. Pursuant to the Registrant’s Certificate of Incorporation, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper impersonal benefit.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation’s favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred in connection therewith.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
The Registrant’s Certificate of Incorporation provides for such indemnification. Pursuant to the Registrant’s Certificate of Incorporation, the Registrant will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was, or has agreed to become, one of the Registrant’s directors or officers or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (all such persons being referred to as an “Indemnitee”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Registrant will indemnify any Indemnitee who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor, by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.
All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Title

4.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Form S-1 filed on December 4, 2000).
4.2	First Amendment to Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on June 20, 2014).
4.3	Second Amendment to Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 24, 2020).
4.4	Fourth Amended and Restated By-Laws of the Registrant, dated January 28, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 31, 2020).
4.5	Form of Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-3ASR filed on June 1, 2020).
4.6	Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan.
4.7
Indenture, dated January 17, 2018, by and between the Registrant and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on January 17, 2018).

4.8
First Supplemental Indenture, dated January 17, 2018, by and between the Registrant and U.S. Bank National Association, as Trustee, including the form of 1.0% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on January 17, 2018).

4.9
Second Supplemental Indenture, dated March 8, 2019, by and between the Registrant and U.S. Bank National Association, as Trustee, including the form of 0.3750% Convertible Senior Notes due 2027 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 8, 2019).

4.10
Third Supplemental Indenture, dated February 27, 2020, between the Registrant and U.S. Bank National Association, as Trustee, including the form of 0.3750% Convertible Senior Notes due 2028 (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on February 27, 2020).

5.1	Opinion of K&L Gates LLP.
23.1	Consent of K&L Gates LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on the signature page hereto).
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on January 5, 2021.

EXACT SCIENCES CORPORATION

By:	/s/ D. Scott Coward
D. Scott Coward
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints D. Scott Coward his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin T. Conroy	Chairman of the Board, President and Chief Executive Officer	January 5, 2021
Kevin T. Conroy	(principal executive officer)

/s/ Jeffrey T. Elliott	Chief Financial Officer	January 5, 2021
Jeffrey T. Elliott	(principal financial officer and principal accounting officer)

/s/ Pierre Jacquet	Director	January 5, 2021
Pierre Jacquet

/s/ Shacey Petrovic	Director	January 5, 2021
Shacey Petrovic

/s/ Kathleen G. Sebelius	Director	January 5, 2021
Kathleen G. Sebelius

/s/ Michael S. Wyzga	Director	January 5, 2021
Michael S. Wyzga

/s/ Katherine S. Zanotti	Director	January 5, 2021
Katherine S. Zanotti